Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Doug Wright Executive Vice President, Chief Financial Officer Intermountain Community Bancorp (509) 363-2635 dougw@intermountainbank.com
INTERMOUNTAIN COMMUNITY BANCORP (IMCB) ANNOUNCES THIRD QUARTER EARNINGS
Sandpoint, Idaho, October 23, 2008 – Intermountain Community Bancorp (OTCBB – IMCB.OB), the holding company for Panhandle State Bank, the largest locally owned state bank in Idaho, announced earnings for the third quarter of 2008 today. Net income totaled $226,000, down 90.0% from the $2.3 million reported for the second quarter this year and 90.7% over the $2.4 million reported for the third quarter of 2007. For the nine months ended September 30, 2008, net income was $4.1 million, down 38.0% from the $6.7 million reported for the nine months ended September 30, 2007. The decline in earnings over both the three- and nine-month periods reflected the impacts of declining net interest margins, increased credit losses, and additions to the reserve for loan losses. Assets remained steady at $1.05 billion, a 0.4% increase over June 30, 2008 and a 0.7% increase over September 30, 2007. Earnings per fully diluted share for the third quarter of 2008 were $0.03 per share compared to $0.27 per share for the second quarter of 2008, and $0.28 per share for the third quarter of 2007. Earnings per fully diluted share for the nine months ended September 30, 2008 were $0.49 per share compared to $0.78 per share during the same period in 2007.
“The national economy and the banking sector continue to face challenging times,” noted Chief Executive Officer Curt Hecker. “While we believe the measures recently enacted by the government will add some stability and calm the financial markets, the underlying economy remains weak. During these difficult times, IMCB continues to focus on protecting our shareholders and customers by improving our already strong capital, reserve and liquidity positions,” he added.
“Recognizing the high levels of concern in our customers and communities, we are also communicating extensively with them through many different channels, answering questions and educating our customers about their banking relationship with us. Our success is evidenced by the growth in deposits of $28.7 million during the challenging third quarter of 2008,” Hecker continued.
“As is the case with the majority of financial institutions, our earnings have declined due to decreasing market interest rates and the dramatic slowdown in the economy, specifically in the real estate sector,” Hecker added. “However, through careful balance sheet management, we’ve managed to avoid net losses thus far while increasing our risk-based capital, liquidity and reserve positions.”
Third Quarter 2008 Highlights
▪	Total assets remained steady at $1.05 billion, increasing 0.71% over the same period last year.

▪	Net loans receivable decreased by $15.2 million from the 2nd quarter of 2008, but were up by $6.4 million over 3rd quarter 2007 as the company continued to replace residential construction and development loan balances with commercial, agricultural and commercial real estate loans.

▪	Fueled by increases in transaction account balances and certificates of deposit, deposits increased by $28.7 million from June 30, 2008.

▪	Book value per share was $10.71, an increase of 2.6% compared to the quarter ended September 30, 2007.

•	Total equity increased 3.4% to $89.0 million compared to the same period in the prior year.

▪	The tangible equity to tangible assets ratio was 7.40%, up from 7.15% at September 30, 2007.

▪	The loan loss allowance increased to 1.67% of total loans versus 1.48% a year ago.

▪	The Company did not hold any FNMA or FHLMC equity securities or Lehman Brothers or Washington Mutual securities and, as a result, did not record any investment losses during the third quarter.
Earnings Summary:
Net income for the quarter ended September 30, 2008 totaled $226,000, declining 90% from second quarter 2008 and 90.7% from the third quarter of 2007. Net income for the nine months ended September 30, 2008 totaled $4.1 million, a decrease of 38% from the same period in 2007. The decline in net income for both periods primarily reflected decreases in net interest income and increases in the loan loss provision. Annualized return on average assets for the three months ended September 30, 2008 declined to 0.09% from 0.88% in the second quarter of 2008, and 0.95% in the third quarter of 2007. Annualized return on average equity also decreased to 1.0%, compared to 10.0% for the linked quarter (referring to previous quarter, June 30, 2008), and 11.4% for the same period one year ago. Annualized return on average assets for the nine months ended September 30, 2008 decreased to 0.53% from 0.93% in 2007, while annualized return on average equity decreased to 6.1% compared to 10.9% for the first nine months of 2007. The decrease in both the return on average assets and the return on average equity resulted from decreasing net income, which did not keep pace with the increases in assets and equity.
Net interest income before provision for loan losses totaled $11.1 million for the quarter ended September 30, 2008, a decline of $66,000 from the linked quarter and $1.3 million from the third quarter of 2007. Net interest income before provision for loan losses totaled $33.6 million for the nine months ended September 30, 2008, a decrease of $1.1 million, or 3.09%, over the same period one year ago. The Company experienced slower growth in earning assets during this period and a decline in the net interest margin. IMCB’s net interest margin decreased to 4.56% for the quarter ended September 30, 2008, compared to 4.79% for the quarter ended June 30, 2008 and 5.38% for the quarter ended September 30, 2007. For the nine month period ended September 30, 2008, IMCB’s net interest margin decreased 56 basis points to 4.74% over the same period last year. The rapid and unexpectedly large drop in short-term market interest rates since August of last year caused the net interest margin to decrease as rates on interest earning assets decreased faster than interest bearing liabilities, and the company’s non-interest bearing deposits became less valuable. In addition, the Company positioned its assets more conservatively during the third quarter to enhance its capital and liquidity positions. Despite this, the Company’s net interest margin performance continues to rank near the top of its national peer group.

The provision for losses on loans increased to $2.5 million for the third quarter of 2008, compared to a provision of $2.1 million in the linked quarter and $1.2 million for the third quarter of 2007. The provision totaled $4.9 million for the first nine months of 2008 compared to $3.2 million for the nine months ended September 30, 2007. Net charge offs for the three months ended September 30, 2008 totaled $2.3 million, compared to $1.2 million for the second quarter 2008 and $611,000 for the same period in 2007. Net charge offs for the nine months ended September 30, 2008 totaled $3.6 million compared to $1.6 million for the same period in 2007. Annualized net charge-offs to average net loans increased to 1.19% for the quarter ended September 30, 2008, compared to 0.61% for the quarter ended June 30, 2008 and 0.32% for the quarter ended September 30, 2007. The year-to-date annualized net charge off rate is 0.62% compared to 0.30% for the same period last year. The increased net charge off rates reflected a continuing slowdown and decreasing valuations in the real estate market, along with the liquidation of one large development loan in the third quarter. The loan loss allowance to total loans ratio increased to 1.67% at September 30, 2008, compared to 1.62% at June 30, 2008 and 1.48% at September 30, 2007. Management continues to carefully evaluate the loan portfolio and collateral positions, and believes this level of loan loss allowance is adequate for the balance and the mix of the portfolio.
Other income for the third quarter totaled $3.0 million, compared to $5.2 million for the linked quarter and $3.6 million for the third quarter of 2007. Second quarter 2008 results were impacted by the sale of $32.0 million in investment securities in April 2008 resulting in a $2.2 million pre-tax gain for that quarter. For the first nine months, other income increased $1.2 million, or 12.23%, to a total of $11.0 million in 2008 versus $9.8 million last year. Other fees and service charges grew $386,000 during this nine-month period, largely driven by improvements in trust, investment and debit card income. These increases were offset by significantly lower mortgage and other loan fee income as a result of the economic slowdown. Secured credit card contract income also dropped as a result of declining volumes of new accounts issued and maintained.
Non-interest expense for the third quarter of 2008 totaled $11.4 million, an increase of $786,000 over the linked quarter and $703,000, or 6.6%, over third quarter 2007. Comparative linked quarter results were impacted by a $640,000 reduction in executive bonus expense during the second quarter. Non-interest expense for the nine months ended September 30, 2008 increased $3.0 million to $33.3 million, or 9.8%, compared to the nine months ended September 30, 2007.
Employee compensation and benefits expense decreased $166,000, or 0.9%, over the same nine-month period last year as a result of decreased staffing levels and incentive expense. With the slowdown in the economy and the Company’s growth, the Company has moved to further control personnel expense. Occupancy expenses increased 27.7% for the nine-month period ended September 30, 2008 compared to the same period one year ago. These increases reflected additional building expense from new facilities opened in 2007 and 2008 and additional computer hardware and software purchased to enhance security, compliance and business continuity.
Other expenses increased $1.9 million, or 28.4%, for the nine-month period over the same period last year. The increase in other expenses can be attributed to consulting fees paid to streamline business processes, the reinstatement of FDIC insurance fees industry-wide, and increases in loan collection and computer services fees. In addition, the 2008 comparative numbers are negatively impacted by the reversal in 2007 of $384,000 in expenses as a result of lowering the allowance for unfunded loan commitments in conjunction with new federal guidance issued last year.
Basic earnings per share for the quarter ended September 30, 2008 totaled $0.03 and, on a fully diluted basis, $0.03 per share. This compares to earnings per share of $0.27 and $0.27, respectively,

for the second quarter of 2008, and $0.29 and $0.28, respectively, for the same period last year. Basic earnings per share for the nine months ended September 30, 2008 totaled $0.50 and, on a fully diluted basis, $0.49 per share compared to $0.82 and $0.78, respectively, for the same period last year.
Balance Sheet and Loan Portfolio Quality Summary:
As of September 30, 2008, assets totaled $1.05 billion, an increase of $3.7 million, or 0.35%, over June 30, 2008, and an increase of $7.4 million, or 0.71%, over September 30, 2007. Total deposits grew $28.7 million, or 3.87%, over June 30, 2008, and loans receivable decreased $15.2 million, or 1.94%, over the same period as the Company intensified deposit-gathering activities, shifted its asset mix to a more conservative position, and continued to experience runoff in residential real estate loan balances. Total deposits decreased $7.9 million, or 1.02%, from September 30, 2007 to a total of $770.4 million, while loans receivable increased $6.4 million, or 0.84%, over the same time period.
Reflective of the challenging economy and increasing weakness in the real estate market in the third quarter, the Company’s overall credit quality deteriorated. Non-performing assets increased to $22.7 million at September 30, 2008, compared to $12.6 million at June 30, 2008 and $2.6 million at September 30, 2007. Non-performing loans totaled $19.9 million at September 30, 2008, versus $9.7 million and $1.5 million at June 30, 2008 and September 30, 2007, respectively. Other real estate owned totaled $2.8 million at September 30, 2008, versus $2.8 million and $1.1 million at June 30, 2008 and September 30, 2007, respectively. Non-performing assets comprised 2.16% of total assets at September 30, 2008. The 30-day and-over loan delinquency rate was 1.09% at September 30, 2008, versus 0.29% and 1.28% at June 30, 2008 and September 30, 2007, respectively.
Residential land and construction loans continue to comprise most of the non-performing loan total, reflecting the ongoing severe weakness in the housing market. The Company continues to carefully monitor its exposure to these types of assets and is proactively working with weaker borrowers to stabilize or liquidate its position. Given the weakness in the market, elevated levels of non-performing assets are likely to continue for the next several quarters. Management has evaluated its capital and reserve position carefully against these anticipated levels and continues to believe that it is well-protected.
Total commercial real estate loans comprised 403.2% of estimated Tier 1 capital on a consolidated basis at September 30, 2008, as compared to 407.7% at June 30, 2008 and 408.4% at September 30, 2007. Construction, acquisition and development loans comprised 260.2% of estimated Tier 1 capital at September 30, 2008, as compared to 264.9% at June 30, 2008 and 305.2% at September 30, 2007. For these loan metrics, commercial real estate balances are calculated using regulatory guidelines. As reflected in the figures above, the Company continues to reduce its concentration of construction, acquisition and development loans, with further decreases expected in upcoming periods as existing loans roll off.
Available-for-sale investments totaled $132.0 million at September 30, 2008, an increase of $692,000, or 0.53%, over June 30, 2008, and a decrease of $16.2 million, or 11.0%, over September 30, 2007. Management has opted to keep higher levels of cash and cash equivalents during this tumultuous period and maintained a $20.3 million position in liquid Fed Funds Sold as of September 30, 2008. In April 2008, the Company sold $32.0 million in investment securities, recorded a $2.2 million pre-tax gain, and reinvested the proceeds primarily in higher-yielding agency-guaranteed securities.
The Company has no exposure to FNMA or FHLMC equity securities or Lehman Brothers or Washington Mutual holdings that would be impacted by recent events, and as such has not recorded investment losses. Management has evaluated its existing securities portfolio and believes that it has no securities that are subject to other than temporary impairment based on their credit quality, the ability to hold the securities until maturity, and the high probability of receiving all expected contractual cash flows.
Office properties and equipment totaled $44.8 million at September 30, 2008, a decrease of $407,000, or 0.9%, over June 30, 2008, and an increase of $4.9 million, or 12.3%, over September 30, 2007. The decrease in the third quarter is primarily due to depreciation, as the Company did not add any significant new assets during the quarter. Earlier this year, the Company completed the Sandpoint Center and relocated the Sandpoint branch and administrative staff to it in April.
As of September 30, 2008, Federal Home Loan Bank advances totaled $54.0 million, reflecting no change from June 30, 2008 and an increase of $25.0 million over September 30, 2007. As of September 30, 2008, other borrowings totaled $40.6 million, again no change from June 30, 2008, and an increase of $6.8 million over September 30, 2007. Funds from Federal Home Loan Bank advances were primarily used to fund decreases in repurchase agreements. Other borrowings were utilized to fund the increase in office properties and equipment. At September 30, 2008, the Company maintained additional borrowing line availability of $141.3 million, providing additional liquidity for the Bank.
Shareholder’s equity totaled $89.0 million at September 30, 2008, a slight decrease from second quarter and a 3.4% increase over September 30, 2007. The changes in equity resulted from the retention of net income, offset by a decrease in the market value of the available for sale investment portfolio. Book value per share at September 30, 2008 totaled $10.71 compared to $10.90 at June 30, 2008 and $10.44 at September 30, 2007.
Key Financial Results (dollars in thousands, except per share data):

Balance Sheet	9/30/2008	6/30/2008	9/30/2007
Loans Receivable, net	$766,625	$781,786	$760,225
Allowance for Loan Loss	13,033	12,893	11,412
Goodwill, net	11,662	11,662	11,662
Other Intangible Assets, net	612	649	761
Total Assets	1,049,245	1,045,567	1,041,811
Total Deposits	770,367	741,635	778,296
Shareholder’s Equity	88,960	90,547	86,050
Book Value Per Share	$10.71	$10.90	$10.44
Shares Outstanding at end of Period	8,305,769	8,303,769	8,243,447

	Three Months Ended			Nine Months Ended
Income Statement	9/30/2008	6/30/2008	9/30/2007	9/30/2008	9/30/2007
Total Interest Income	$16,089	$15,841	$19,084	$49,131	$54,093
Total Interest Expense	4,979	4,665	6,721	15,520	19,411
Provision for Losses on Loans	2,474	2,140	1,221	4,872	3,228

	Three Months Ended			Nine Months Ended
Income Statement	9/30/2008	6/30/2008	9/30/2007	9/30/2008	9/30/2007
Net Interest Income After Provision	8,636	9,036	11,142	28,739	31,454
Total Other Income	3,014	5,231	3,584	11,024	9,822
Total Operating Expenses	11,422	10,635	10,718	33,316	30,352
Income Before Taxes	228	3,632	4,008	6,447	10,924
Income Tax Provision	2	1,363	1,590	2,298	4,229
Net Income	226	2,269	2,418	4,149	6,695
Basic Earnings Per Share	$0.03	$0.27	$0.29	$0.50	$0.82
Diluted Earnings Per Share	$0.03	$0.27	$0.28	$0.49	$0.78
Weighted Average Shares O/S Basic	8,305,236	8,286,087	8,223,257	8,287,541	8,193,268
Weighted Average Shares O/S Fully Diluted	8,461,591	8,534,186	8,592,975	8,531,037	8,608,796
Annualized Return on Assets	0.09%	0.88%	0.95%	0.53%	0.93%
Annualized Return on Equity	1.0%	10.0%	11.4%	6.1%	10.9%
Operating Efficiency Ratio	80.9%	64.8%	67.2%	74.6%	68.2%
Net Interest Spread	4.54%	4.76%	5.34%	4.71%	5.23%
Net Interest Margin	4.56%	4.79%	5.38%	4.74%	5.30%

Credit Quality & Capital Measurements (dollars in thousands)	9/30/2008	6/30/2008	9/30/2007
Tangible Equity to Tangible Assets	7.40%	7.57%	7.15%
Equity to Assets	8.48%	8.66%	8.26%
Allowance for Loan Loss (“ALLL”)	$13,033	$12,893	$11,412
ALLL to Total Loans	1.67%	1.62%	1.48%
Net-Charge offs to Average Net Loans (Annualized-3 month Period)	1.19%	0.61%	0.32%
Non Performing Assets (NPA)	22,658	12,574	2,582
Non Performing Loans	19,881	9,735	1,516
Other Real Estate Owned	2,777	2,839	1,066
Classified Assets	40,456	39,109	21,313
NPA to Total Assets	2.16%	1.20%	0.25%
NPA to Total Risk-Based Capital	20.86%	11.67%	2.59%
Loan Delinquency Ratio (30 Days & over)	1.09%	0.29%	1.28%
Company Activities:
In response to the ongoing turmoil in the economy and financial markets, Company management has embarked on an aggressive strategy to educate and inform its customers and communities about the current financial conditions, the Company’s position, and how customers can ensure the safety of their money. Management is reaching out to customers and communities in a variety of formats to encourage them to visit or call our branches, ask questions and meet with executive management if so desired.
About Intermountain Community Bancorp:
Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board, ticker symbol IMCB.OB.
Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.